Exhibit 10.2
TERMS AND PROVISIONS GOVERNING
2011 ACP INCENTIVE AWARDS
1. ACP INCENTIVE PROGRAM
     The ACP Incentive Program, of which the 2011 ACP Incentive Awards are part, is being established by the Compensation Committee (“Compensation Committee”) of the Board of Directors of Alleghany Corporation (the “Company”), pursuant to the Alleghany Corporation 2010 Management Incentive Plan, to further the long-term growth of the Company and its subsidiaries by providing incentives to select officers of the Company and the investment personnel of Alleghany Capital Partners LLC (“ACP”), a wholly owned subsidiary of the Company, who are largely responsible for group-wide equity investments of the Company and its subsidiaries. Pursuant to the ACP Incentive Program, commencing in 2012, it is expected that successive annual incentive awards will be made with performance criteria comparable to the 2011 ACP Incentive Awards and with payouts over the three years following the expiration of the relevant three-year period, effectively creating a rolling three-year incentive program. In order to transition into a rolling three-year incentive, the 2011 ACP Incentive Awards provide for interim payouts in respect of performance during 2011 and 2012.
2. CREATION AND MEASUREMENT OF 2011 ACP INCENTIVE POOL
     (a) A portfolio of Qualifying Assets held for investment for the benefit of the Company, and its subsidiaries, including Alleghany Insurance Holdings LLC, all of which are subject to the investment management of ACP, shall be identified in writing by the Compensation Committee by no later than January 30, 2011 (the “2011 Qualifying Assets” or “2011 QA”). Thereafter during the 2011 Performance Period, Qualifying Assets may be withdrawn from, but may not be added to, the 2011 Qualifying Assets; provided, however, that if the Company elects to withdraw any Qualifying Assets from the 2011 Qualifying Assets to effectuate an acquisition by the Company (or any entity controlled by the Company) of the stock or assets of another entity and the proposed acquisition is not thereafter consummated for any reason, the Company may (within 30 days of the termination of the proposed acquisition) re-contribute Qualifying Assets equal to all or any amount of the Fair Market Value of the Qualifying Assets withdrawn (valued on the date withdrawn) to the 2011 Qualifying Assets. Assets, whether or not constituting Qualifying Assets, managed by ACP that are not in the 2011 Qualifying Assets shall not be taken into account for any purpose of the 2011 ACP Incentive Awards. In the event that any assets in the 2011 QA are not Qualifying Assets, such Non-qualifying Assets shall be withdrawn from the 2011 QA.

     (b) The “2011 Performance Period” shall be the period beginning on January 1, 2011 and ending on December 31, 2013.
     (c) “Performance Value Added” or “PVA” shall equal the amount determined, as provided in Exhibit A hereto, for the 2011 Performance Period (or such shorter period as may be provided in Section 4 hereof for interim payouts).
     (d) Subject to the provisions of Section 4 hereof for determining interim payouts, the “2011 ACP Incentive Pool” shall be an amount equal to 5% of PVA.
     (e) “Qualifying Assets” shall mean cash, any shares of any mutual or other regulated fund regularly reported in The Wall Street Journal, any shares of stock or other equity interests or any notes, bonds or other interest bearing instruments in each case regularly traded on a nationally-recognized domestic or foreign exchange or dealer quotation system and for which market quotations are readily available.
3. PARTICIPANT’S SHARE OF PVA2
     (a) The Committee has established a share, expressed as a percentage of the 2011 ACP Incentive Pool which is allocable to each recipient of a 2011 ACP Incentive Pool Award (a “Share Award”), as set forth on Exhibit B attached hereto; provided, however, that the Share Award of any participant may be increased or decreased by the Committee in its sole discretion for the calendar year 2012 and/or 2013 at any time prior to January 30th of such calendar year; provided further, that the Share Award of any participant granted as a Qualifying Incentive may not be increased (but may be decreased) over the Share Award granted to the participant as set forth in Exhibit B. Each recipient of a Share Award shall receive written notice of such award and a copy of the Terms and Provisions Governing 2011 ACP Incentive Awards.
     (b) If the Share Award awarded to any participant for all or any part of the 2011 Performance Period is a Qualifying Incentive, then notwithstanding any provision of the terms and provisions of this 2011 ACP Incentive Award, the maximum amount payable to such participant in any calendar year shall not exceed $5,000,000 less the amount theretofore paid to the participant in such calendar year under any other Qualifying Incentive granted pursuant to the 2010 Management Incentive Plan. If the Share Award awarded to any participant for all or any part of the 2011 Performance Period is a Qualifying Incentive, then as a condition to the acceptance of any payment, the participant agrees that the maximum amount payable to such participant pursuant to all Qualifying Incentives awarded under the 2010 Management Incentive Plan in any calendar year shall not exceed $5,000,000.

4. FORM AND TIMING OF PAYMENTS TO PARTICIPANTS OF SHARE AWARD
     The 2011 ACP Incentive Awards initiate the ACP Incentive Program. Pursuant to such Program, commencing in 2012, the Company intends to establish successive annual incentive awards with performance criteria comparable to the 2011 ACP Incentive Awards and with payouts over the three years following expiration of the relevant three year performance period. In order to integrate the 2011 ACP Incentive Award with future awards under the ACP Incentive Program, the Committee has determined that interim payouts shall be made pursuant to the 2011 ACP Incentive Awards in respect of 2011 and 2012 based on incentive pools calculated on the basis of PVAs for 2011 and 2012, respectively the “2011 Short Period Pool” and the “2012 Short Period Pool.” Thus, the 2011 Short Period Pool is equal to the one year PVA computed at the end of 2011 (the “2011 Short Period”) multiplied by 5%. The 2012 Short Period Pool is equal to the two year PVA computed at the end of 2012 (the “2012 Short Period”) multiplied by 5%. The 2011 ACP Incentive Pool is equal to the three year PVA computed at the end of 2013 multiplied by 5%.
     By way of illustration: (a) if the 2011 PVA was $5 million, then the 2011 Short Period Pool would be $250,000; (b) if the 2012 PVA was negative $1 million and thus the PVA for both 2011 and 2012 was $4 million, then the 2012 Short Period Pool would be $200,000; and (c) if the 2013 PVA was $5 million and thus the three-year PVA was $9 million, then the 2011 ACP Incentive Pool would be $450,000. As provided for in 4(a) below, this illustration would provide a 2011 Payment to all participants of $250,000, a 2012 Payment to all participants of zero, and a 2013 Payment to all participants of $200,000, representing a sum of $450,000 for all three payments. In the event that 2011 ACP Incentive Pool is less than the sum of the 2011 and 2012 Payments, it is intended that such difference will be deducted from payments to be made pursuant to the 2012 ACP Incentive Awards. Notwithstanding the foregoing, for purposes of determining the 2011 Payments, as defined below, the 2011 Short Period Pool shall not exceed $1 million and for purposes of determining the 2012 Payments, as defined below, the 2012 Short Period Pool shall not exceed $2 million (resulting in maximum aggregate 2011 and 2012 Payments of $2 million). In the event that the ACP 2011 Incentive Pool, as determined hereunder at the end of the 2011 Performance Period, would exceed $5 million, the Committee, in its discretion, may reduce the ACP 2011 Incentive Pool to a level not less than $5 million.
     (a) Subject to the foregoing limitations, each recipient of a Share Award shall be entitled to payment on account thereof in an amount equal to:

(1)	the recipient’s Share Award times the 2011 Short Period Pool (the “2011 Payment”);

(2)	the excess of (i) the recipient’s Share Award times the 2012 Short Period Pool over (ii) the participant’s 2011 Payment (the “2012 Payment”); and

(3)	the excess of (i) the Share Award times the ACP 2011 Incentive Pool over (ii) the sum of the participant’s 2011 Payment and 2012 Payment (the “2013 Payment”).
Notwithstanding any other provision of these terms and provisions to the contrary, no participant whose Share constitutes a Qualifying Incentive shall have any entitlement to, and shall not be paid, any amount in respect of his Share unless and until the Committee certifies in writing that the performance goals for each such payout in respect of such Share Award have been achieved.
     (b) Except as otherwise determined by the Committee, if a participant’s Share Award for the calendar year 2012 and/or 2013 is more or less than the Share Award initially established for the participant, then in computing the amount payable to the participant pursuant to paragraphs (2) or (3) of Section 4(a), the Share Award shall be the Share Award as in effect for 2012 or 2013, as the case may be. By way of illustration, (a) if a participant’s Share Award for 2011 was 10% and the 2011 Short Period Pool were $1 million, the 2011 payout for such participant would be $100,000 (10% of $1 million), and (b) if such participant’s Share Award was reduced in 2012 from 10% to 7.5% and the 2012 Short Period Pool were $2 million, the 2012 payout for such participant would be $75,000 (7.5% of $2 million, less a deemed 7.5% payout of $75,000 for 2011), and (c) if such participant’s Share Award was increased in 2013 from 7.5% to 10% and the ACP 2011 Incentive Pool were $3 million, the 2013 payout for such participant would be $100,000 (10% of $3 million, less the $200,000 of deemed prior payouts).
     (c) Payments to participants pursuant to Section 4(a) on account of their Share Awards for the 2011 Short Period, the 2012 Short Period and the 2011 Performance Period shall be made by the Company in cash as soon as practicable after (but in any event by the March 15th following) the completion of the Company’s audited financial statements for the calendar year in which the 2011 Short Period, the 2012 Short Period or the 2011 Performance Period, as the case maybe, ends.
     (d) Notwithstanding anything to the contrary and except as the Committee may otherwise determine, any payment of a participant’s Share Award in respect of the 2011 Performance Period (including the 2011 Short Period or the 2012 Short Period, as the

case maybe) shall be conditional upon such participant remaining continuously in the employ of the Company, or a successor, subsidiary or controlled company thereof, throughout the date of payment. In the event a participant’s employment by the Company (or a successor, subsidiary or controlled company thereof) is terminated as a result of death or disability (in each case, as conclusively determined by the Committee) prior to the end of the 2011 Performance Period, a participant (or in the event of the participant’s death, the participant’s beneficiary designated in a writing delivered to the Company) shall be entitled to a payment in accordance with the terms of his Share Award at the times herein provided, except that the amount payable in respect of his Share Award shall be reduced on a pro rata basis to reflect the portion of the 2011 Performance Period in which such service continued.
5. MISCELLANEOUS PROVISIONS
     (a) The 2011 ACP Incentive Awards, shall be administered by the Compensation Committee of the Board of Directors of Alleghany Corporation. The Committee’s interpretation of the 2011 ACP Incentive Awards shall be final and binding on all parties involved, including Alleghany, ACP and the participant. The terms, construction and performance of the foregoing provisions, and the rights conferred thereby, shall be governed in all respects by, and subject to, the provisions of the Company’s 2010 Management Incentive Plan and, in the event of any inconsistency, the provisions of the 2010 Management Incentive Plan shall be controlling, including the Committee’s authority to interpret and apply the 2010 Management Incentive Plan.
     (b) The Committee in its sole discretion may modify, amend or revise the terms and provisions of these 2011 ACP Incentive Awards provided that, except to the extent necessary to correct any omission or resolve any ambiguity, such modification, amendment or revision shall not reduce the payment that would be made to such participant under the terms and provisions in effect prior to such modification, amendment or revision if the 2011 Performance Period ended on the effective date of such modification, amendment or revision. Notwithstanding the foregoing, no modification or amendment may result in an increase in the amount payable pursuant to any Qualifying Incentive in the absence of such modification, amendment or revision.
     (c) No participant has the right to be granted any Share Award for any performance period subsequent to the 2011 Performance Period.
     (d) All questions pertaining to the construction, validity and effect of the provisions of the 2011 ACP Incentive Awards shall be determined in accordance with the laws of the State of New York.

Exhibit A
Calculation of Performance Value Added
     1. The 2011 QA have been identified by the Compensation Committee as provided in Section 2(a) of the 2011 ACP Incentive Awards.
     2. The Benchmark Assets portfolio (“BA”) is a hypothetical portfolio with the same balance on 1/1/11 as the 2011 QA.
     3. The monthly total return on 2011 QA, whether a positive or negative amount, is the monthly total return performance statistic produced by General Re-New England Asset Management, Inc. on the 2011 QA as published by them on their website and calculated in accordance with the Performance Presentation Standards of the CFA Institute.
     4. The monthly total return on BA (Benchmark Return — “BR”), whether a positive or negative amount, is the monthly total return on the S&P 500, as posted on the Bloomberg Professional service of Bloomberg Finance L.P. under the ticker “SPTR.”
     5. At each month’s end, calculate the new 2011 QA balance as 2011 QA beginning balance times (1 + month’s total return). This should equal the 2011 QA at that time.
     6. At each month’s end, calculate the new BA balance as BA beginning balance times (1 + BR).
     7. Month’s Performance Value Added (“Monthly PVA”), whether a positive or negative amount, equals the month ending 2011 QA balance minus the ending BA balance.
     8. The PVA at any time is the sum of each Monthly PVA during the 2011 Performance Period (or such shorter period as may be provided in Section 4 of the 2011 Incentive Awards for interim payouts).
     9. If there is a contribution or withdrawal (“Transaction”) to the 2011 QA as provided in Section 2(a) of the 2011 ACP Incentive Awards, a mirrored addition or deduction is made to the BA.
     10. In the event of any Transaction, the BA ending balance in the month of the Transaction will be calculated in two parts on a daily basis with the first part following the calculation in paragraph 6 above using the beginning BA balance and BR through the date of the Transaction, creating an interim BA; and the second part following the calculation in paragraph 6 above using the interim BA and the BR from the date of the Transaction through the end of the month.

Exhibit B
2011 ACP Incentive Awards

Participant	Share Award

Qualifying Awards:
Weston M. Hicks	50%

Non-qualifying Awards:
ACP Staff Aggregate % Awards	42.5%
Subtotal	92.5%
Reserved	7.5%